Exhibit 14 to 2007 10-K

FINANCIAL CODE OF ETHICS

The Company has a Code of Business Conduct applicable to all Directors and employees of the Company. The Chief Executive Officer (“CEO”), the President, the Chief Operating Officer (“COO”) and all senior financial officers, including the Chief Financial Officer (“CFO”) and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct, the CEO and senior financial officers are subject to the following additional specific policies (the “Financial Code of Ethics”):

The CEO, the President, the COO and senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission or the New York Stock Exchange, as well as certain other public communications made by the Company. Accordingly, it is the responsibility of the CEO, President, COO and each senior financial officer to bring promptly to the attention of the Chief Compliance Officer (“CCO”) or the Company’s Certification Subcommittee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assists the CCO or the Certification Subcommittee in fulfilling their responsibilities as specified in the Compliance Committee charter or the Certification Subcommittee charter.

The CEO, the President, the COO and each senior financial officer shall promptly bring to the attention of the CCO, or the Certification Subcommittee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO, the President, the COO and each senior financial officer shall promptly bring to the attention of the General Counsel, the CCO or the CEO and to the Audit Committee any information he or she may have concerning any violation of this Code and the Company’s Code of Business Conduct, including any conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The CEO, the President, the COO, the CCO and each senior financial officer shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations. The CEO, the President, the COO and each senior financial officer shall promptly bring to the attention of the General Counsel, the CCO or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business by the Company or any agent thereof, or of a violation of the Code of Business Conduct or of these additional requirements.

The CEO, the President, the COO and each senior financial officer shall adhere to this Financial Code of Ethics and shall promptly report any violations of this Code in accordance with Company policies and procedures. Any violation of this Financial Code of Ethics may result in disciplinary action, up to and including termination.

The Code of Business Conduct and Financial Code of Ethics are available on the Company website at www.convergys.com/corporategovernance.html.